______________, 1995

Svenska Cellulosa Aktiebolaget SCA

S-85188 Sundsvall

Sweden

Re:Deposit Agreement (the "Deposit Agreement") substantially in the form of that filed as an exhibit to the Form F-6 Registration Statement filed with the Securities and Exchange Commission on November    , 1995, by and among Svenska Cellulosa Aktiebolaget SCA (the "Company"), The Bank of New York, as Depositary, and the Holders of American Depositary Receipts

Dear Sirs:

We refer to the Deposit Agreement.  Capitalized terms defined in the Deposit Agreement and not otherwise defined herein are used herein as defined in the Deposit Agreement.

We hereby confirm that we shall not deliver Shares prior to the receipt and cancellation by us of American Depositary Receipts for Shares.

We hereby confirm that, without the prior consent of the Issuer, we will not (a) Pre-Release Receipts or (b) permit any Pre-Release to remain outstanding at any time, except pursuant to agreements with covenants, representations or warranties substantively to the effect of Sections 3(a), 3(e), 4, 7(a) and 14 of the ADR Pre-Release Agreement attached hereto (or in lieu of Section 14, we will indemnify the Company to the same extent that the counterparty to a Pre- release would be required by said Section 14 to indemnify the Company).

Very truly yours,

The Bank of New York,

as Depositary

By:

   Kenneth A. Lopian

   Senior Vice President